Exhibit 4.12

SUBSIDIARY GUARANTY

THIS SUBSIDIARY GUARANTY, dated as of December 22, 2009 (as amended, supplemented, amended and restated or otherwise modified from time to time, the “Guaranty”), is made by the undersigned Guarantors (collectively, the “Guarantors” and each, individually, a “Guarantor”) to Comerica Bank, a Texas banking association (“Comerica”), as Administrative Agent for and on behalf of the Lenders (as defined below) (in such capacity, the “Agent”).

RECITALS:

A. Software Brokers of America, Inc., a Florida corporation (“Borrower” and, with any other Persons that may from time to time become parties to the Credit Agreement as borrowers, collectively the “Borrowers”), has entered into that certain Revolving Credit Agreement dated as of December 22, 2009 (as amended, supplemented, amended and restated or otherwise modified from time to time, the “Credit Agreement”) with each of the financial institutions from time to time signatory thereto (collectively, including their respective successors and assigns, the “Lenders”) and the Agent, pursuant to which the Lenders have agreed, subject to the satisfaction of certain terms and conditions, to extend or to continue to extend financial accommodations to the Borrowers, as provided therein.

B. As a condition to entering into and performing their respective obligations under the Credit Agreement, the Lenders and the Agent have required that each of the Guarantors provide to the Agent, for and on behalf of the Lenders, this Guaranty.

C. Each of the Guarantors desires to see the success of the Borrowers. Furthermore, each of the Guarantors shall receive direct and/or indirect benefits from extensions of credit made or to be made pursuant to the Credit Agreement to the Borrowers.

D. The business operations of the Borrowers and the Guarantors are interrelated and complement one another, and such entities have a common business purpose, with intercompany bookkeeping and accounting adjustments used to separate their respective properties, liabilities, and transactions. To permit their uninterrupted and continuous operations, such entities now require and will from time to time hereafter require funds and credit accommodations for general business purposes, and the proceeds of advances under the credit facilities extended under the Credit Agreement will directly or indirectly benefit the Borrowers and the Guarantors hereunder, severally and jointly.

E. The Agent is acting as agent for the Lenders pursuant to Section 12 of the Credit Agreement.

NOW, THEREFORE, to induce each of the Lenders to enter into and perform its obligations under the Credit Agreement, each of the Guarantors has executed and delivered this Guaranty.

1. Definitions. As used in this Guaranty, capitalized terms not otherwise defined herein have the meanings provided for such terms in the Credit Agreement. The term “Lenders” as used herein shall include any successors or assigns of the Lenders in accordance with the Credit Agreement. In addition, the following term shall have the following meaning:

“Guaranteed Obligations” shall mean, collectively, all Indebtedness (as defined in the Credit Agreement) (including, without limitation, interest accruing at the then applicable rate provided in the Credit Agreement after maturity thereof and accruing on or after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding by or against the Borrowers or any one of them, whether or not a claim for post-filing or post-petition interest is allowed in such a proceeding and including, without limitation, interest at the highest allowable per annum rate specified in any document, instrument or agreement applicable to any of the Indebtedness), and all other liabilities and obligations of any Borrower, in each case whether direct or indirect, absolute or contingent, due or to become due, now existing or hereafter incurred, which may arise under, out of, or in connection with the Credit Agreement, this Guaranty and the other Loan Documents.

2. Guaranty. Each of the Guarantors hereby, jointly and severally, guarantees to the Lenders the due and punctual payment to the Lenders when due, whether by acceleration or otherwise, and performance of the Guaranteed Obligations. Each of such Guarantors further jointly and severally agrees to pay any and all expenses (including reasonable attorneys’ fees), that may be paid or incurred by the Agent or any Lender in enforcing or preserving rights with respect to or collecting any or all of the Guaranteed Obligations and/or enforcing any rights with respect to, or collecting against the Guarantors under this Guaranty.

3. Unconditional Character of Guaranty. The obligations of each of the Guarantors under this Guaranty shall be absolute and unconditional, and shall be a guaranty of payment and not of collection, irrespective of the validity, regularity or enforceability of the Credit Agreement or any of the other Loan Documents, or any provision thereof, the absence of any action to enforce the same, any waiver or consent with respect to or any amendment of any provision thereof (provided that any amendment of this Guaranty shall be in accordance with the terms hereof), the recovery of any judgment against any Person or action to enforce the same, any failure or delay in the enforcement of the obligations of any Credit Party under the Credit Agreement or any of the other Loan Documents, or any setoff, counterclaim, recoupment, limitation, defense or termination whether with or without notice to the Guarantors. Each of the Guarantors hereby waives diligence, demand for payment, filing of claims with any court, any proceeding to enforce any provision of the Credit Agreement or any of the other Loan Documents, any right to require a proceeding first against the Borrowers or any one of them or against any other Guarantor or other Person providing collateral, or to exhaust any security for the performance of the obligations of the Borrowers or any one of them, any protest, presentment, notice or demand whatsoever, and each Guarantor hereby covenants that this Guaranty shall not be terminated, discharged or released until, subject to Section 15 hereof, final payment in full of all of the Guaranteed Obligations due or to become due and the termination of any and all commitments of Agent, Issuing Lender, Swing Line Lender and the Lenders to extend credit (whether optional or obligatory) under the Credit Agreement or any other Loan Document, and only to the extent of any such payment, performance and discharge. Each Guarantor hereby further covenants that no security now or subsequently held by the Agent or the Lenders for the payment of the Guaranteed Obligations (including, without limitation, any security for any of the foregoing), whether in the nature of a security interest, pledge, lien, assignment, setoff, suretyship, guaranty, indemnity, insurance or otherwise, and no act, omission or other conduct of the Agent or the Lenders in respect of such security, shall affect in any manner whatsoever the unconditional obligations of this Guaranty, and that the Agent and each of the Lenders in their respective sole discretion and without notice to any of the Guarantors, may release, exchange, enforce, apply the proceeds of and otherwise deal with any such security without affecting in any manner the unconditional obligations of this Guaranty.

Without limiting the generality of the foregoing, the obligations of the Guarantors under this Guaranty, and the rights of the Agent to enforce the same, on behalf of the Lenders by proceedings, whether by action at law, suit in equity or otherwise, shall not be in any way affected to the extent permitted by applicable law, by (i) any insolvency, bankruptcy, liquidation, reorganization, readjustment, composition, dissolution, winding up or other proceeding involving or affecting the Borrowers or any one of them, any or all of the Guarantors or any other Person or any of their respective Affiliates including any discharge of, or bar or stay against collecting, all or any of the Guaranteed Obligations in or as a result of any such proceeding; (ii) any change in the ownership of any of the capital stock (or other ownership interests) of the Lenders or any or all of the Guarantors, or any other Person providing collateral for any of the Guaranteed Obligations, or any of their respective Affiliates; (iii) the election by the Agent or any Lender, in any bankruptcy proceeding of any Person, to apply or not apply Section 1111(b)(2) of the Bankruptcy Code; (iv) any extension of credit or the grant of any security interest or lien under the Bankruptcy Code; (v) any agreement or stipulation with respect to the provision of adequate protection in any bankruptcy proceeding of any Person; (vi) the avoidance of any security interest or lien in favor of the Agent or any Lender for any reason; (vii) any action taken by the Agent or any Lender that is authorized by this paragraph or any other provision of this Guaranty; or (viii) any other principle or provision of law, statutory or otherwise, which is or might be in conflict with the terms hereof.

4. Waivers. Each of the Guarantors hereby waives to the fullest extent possible under applicable law:

(a) any defense based upon the doctrine of marshaling of assets or upon an election of remedies by Agent or the Lenders, including, without limitation, an election to proceed by non-judicial rather than judicial foreclosure;

(b) any defense based upon any statute or rule of law which provides that the obligation of a surety must be neither larger in amount nor in other respects more burdensome than that of the principal;

(c) any duty on the part of Agent or any of the Lenders to disclose to such Guarantor any facts Agent or the Lenders may now or hereafter know about the Borrowers, regardless of whether Agent or any Lender has reason to believe that any such facts materially increase the risk beyond that which such Guarantor intends to assume or has reason to believe that such facts are unknown to such Guarantor or has a reasonable opportunity to communicate such facts to such Guarantor;

(d) any other event or action (excluding compliance by such Guarantor with the provisions hereof) that would result in the discharge by operation of law or otherwise of such Guarantor from the performance or observance of any obligation, covenant or agreement contained in this Guaranty; and

(e) all rights to participate in any security now or hereafter held by the Agent or any Lender.

Each of the Guarantors acknowledges and agrees that this is a knowing and informed waiver of the undersigned’s rights as discussed above and that the Agent and the Lenders are relying on this waiver in extending credit to the Borrowers.

5. Waiver of Subrogation. Each Guarantor hereby waives any claim for reimbursement, contribution, exoneration, indemnity or subrogation, or any other similar claim, which such Guarantor may have or obtain against the Borrowers or any one of them, by reason of the existence of this Guaranty, or by reason of the payment by such Guarantor of any of the Guaranteed Obligations or the performance of this Guaranty, the Credit Agreement or any of the other Loan Documents, until the Guaranteed Obligations have been repaid and discharged in full, no Letters of Credit shall remain outstanding and all commitments to extend credit under the Credit Agreement or any of the other Loan Documents (whether optional or obligatory) have been terminated. Any amounts paid to such Guarantor on account of any such claim at any time when the obligations of such Guarantor under this Guaranty shall not have been fully and finally paid shall be held by such Guarantor in trust for Agent and the Lenders, segregated from other funds of such Guarantor, and forthwith upon receipt by such Guarantor shall be turned over to Agent in the exact form received by such Guarantor (duly endorsed to Agent by such Guarantor, if required), to be applied to such Guarantor’s obligations under this Guaranty, whether matured or unmatured, in such order and manner as Agent may determine.

Each of the Guarantors acknowledges and agrees that this is a knowing and informed waiver of the undersigned’s rights as discussed above and that the Agent and the Lenders are relying on this waiver in extending credit to the Borrowers.

6. Other Transactions. The Agent and each of the Lenders may deal with the Borrowers and any security held by them for the obligations of the Borrowers in the same manner and as freely as if this Guaranty did not exist and the Agent shall be entitled, on behalf of the Lenders, without notice to any of the Guarantors, among other things, to grant to the Borrowers or any one of them such extension or extensions of time to perform any act or acts as may seem advisable to the Agent (on behalf of the Lenders) at any time and from time to time, and to permit the Borrowers or any one of them to incur additional indebtedness to the Agent, the Lenders, or any of them, without terminating, affecting or impairing the validity or enforceability of this Guaranty or the obligations of the Guarantors hereunder.

7. Remedies; Right to Offset. The Agent may proceed, either in its own name (on behalf of the Lenders) or in the name of each or any of the Guarantors, or otherwise, to protect and enforce any or all of its rights under this Guaranty by suit in equity, action at law or by other appropriate proceedings, or to take any action authorized or permitted under applicable law, and shall be entitled to require and enforce the performance of all acts and things required to be performed hereunder by the Guarantors. Each and every remedy of the Agent and of the Lenders shall, to the extent permitted by law, be cumulative and shall be in addition to any other remedy given hereunder or now or hereafter existing at law or in equity.

At the option of the Agent, any or all of the Guarantors may be joined in any action or proceeding commenced by the Agent against the Borrowers or any one of them or any of the other parties providing Collateral for any of the Guaranteed Obligations, and recovery may be had against any or all of the Guarantors in such action or proceeding or in any independent action or proceeding against any of them, without any requirement that the Agent or the Lenders first assert, prosecute or exhaust any remedy or claim against the Borrowers or any one of them and/or any of the other parties providing Collateral for any of the Guaranteed Obligations.

Each of the Guarantors acknowledges the rights of the Agent and of each of the Lenders, subject to the applicable terms and conditions of the Credit Agreement, to offset against the Guaranteed Obligations of any Guarantor to the Lenders under this Guaranty, any amount owing by the Agent or the Lenders, or either or any of them to such Guarantors, whether represented by any deposit of such Guarantors (or any of them) with the Agent or any of the Lenders or otherwise.

8. Borrowers’ Financial Condition. Each Guarantor delivers this Guaranty based solely on its own independent investigation of (or decision not to investigate) the financial condition of the Borrowers and is not relying on any information furnished by Agent or the Lenders. Each Guarantor assumes full responsibility to keep itself informed concerning the financial condition of the Borrowers and all other circumstances bearing upon the risk of nonpayment of the Guaranteed Obligation, the status of the Guaranteed Obligations or any other matter which such Guarantor may deem necessary or appropriate, now or later.

9. Representations and Warranties; Covenants. Each Guarantor (a) ratifies, confirms and, by reference thereto (as fully as though such matters were expressly set forth herein), represents and warrants with respect to itself those matters set forth in Article 6 of the Credit Agreement to the extent applicable to such Guarantor and those matters set forth in the recitals hereto, and such representations and warranties shall be deemed to be continuing representations and warranties true and correct in all material respects so long as this Guaranty shall be in effect; and (b) agrees to comply with the covenants set forth in Article 7 and Article 8 of the Credit Agreement, to the extent that such representation or warranty is applicable to such Guarantor, and (ii) not to otherwise engage in any action or inaction, the result of which would cause a violation of any term or condition of the Credit Agreement.

10. Governing Law; Severability. This Guaranty has been delivered in Michigan and shall be interpreted and the rights of the parties hereunder shall be determined under the laws of, and be enforceable in, the State of Michigan. If any term or provision of this Guaranty or the application thereof to any circumstance shall, to any extent, be invalid or unenforceable, the remainder of this Guaranty, or the application of such term or provision to circumstances other than those as to which it is held invalid or unenforceable, shall not be affected thereby, and each term and provision of this Guaranty shall be valid and enforceable to the fullest extent permitted by law.

11. Notices. All notices, requests, consents, approvals, waivers and other communications hereunder shall be in writing (including, by facsimile transmission) and mailed, faxed or delivered to the address or facsimile number specified for notices on the signature pages to the Security Agreement dated as of December 22, 2009, by and among the Borrowers, the Guarantors and the Agent (if any Guarantor is not a party to the Security Agreement, such Guarantor shall specify its address and facsimile number for notices on its signature page to this Guaranty); or, as directed to the Guarantors or the Agent, to such other address or number as shall be designated by such party in a written notice to the other. All such notices, requests and communications shall, when sent by overnight delivery, or faxed, be effective when delivered for overnight (next business day) delivery, or transmitted in legible form by facsimile machine (with electronic confirmation of receipt), respectively, or if mailed, upon the third Business Day after the date deposited into the U.S. mail, or if otherwise delivered, upon delivery; except that notices to the Agent shall not be effective until actually received by the Agent.

12. Amendments; Future Subsidiaries. The terms of this Guaranty may not be altered, modified, amended, supplemented or terminated in any manner whatsoever unless the same shall be in writing and signed by or on behalf of the requisite Lenders as determined pursuant to the Credit Agreement. Any Person at any time required to become a Guarantor pursuant to Section 7.13 of the Credit Agreement or otherwise shall become obligated as Guarantors hereunder (each as fully as though an original signatory hereto) by executing and delivering to the Agent and the Lenders that certain joinder agreement in the form attached hereto as Exhibit A.

13. No Waiver. No waiver or release shall be deemed to have been made by the Agent or any of the Lenders of any of their respective rights hereunder unless the same shall be in writing and signed by or on behalf of the requisite Lenders as determined pursuant to the Credit Agreement, and any such waiver shall be a waiver or release only with respect to the specific matter and Guarantor or Guarantors involved, and shall in no way impair the rights of the Agent or any of the Lenders or the obligations of the Guarantors under this Guaranty in any other respect at any other time.

14. Joint and Several Obligation, etc. The obligation of each of the Guarantors under this Guaranty shall be several and also joint, each with all and also each with any one or more of the others, and may be enforced against each severally, any two or more jointly, or some severally and some jointly. Any one or more of the Guarantors may be released from its obligations hereunder with or without consideration for such release and the obligations of the other Guarantors hereunder shall be in no way affected thereby. The Agent, on behalf of Lenders, may fail or elect not to prove a claim against any bankrupt or insolvent Guarantor and thereafter, the Agent and the Lenders may, without notice to any Guarantors, extend or renew any part or all of the obligations of the Borrowers or any one of them under the Credit Agreement or otherwise, and may permit any such Person to incur additional indebtedness, without affecting in any manner the unconditional obligation of each of the Guarantors hereunder. Such action shall not affect any right of contribution among the Guarantors.

15. Release; Reinstatement. Upon the final payment and discharge in full of all Guaranteed Obligations and the termination of any and all commitments of Agent, Issuing Lender, Swing Line Lender and the Lenders to extend credit (whether optional or obligatory) under the Credit Agreement or any other Loan Document, the Agent shall deliver to such Guarantors, upon written request therefor, (a) a written release of this Guaranty and (b) appropriate discharges of any Collateral provided by the Guarantors for this Guaranty; provided however that, the effectiveness of this Guaranty shall continue or be reinstated, as the case may be, in the event: (x) that any payment received or credit given by the Agent or the Lenders, or any of them, is returned, disgorged, rescinded or required to be recontributed to any party as an avoidable preference, impermissible setoff, fraudulent conveyance, restoration of capital or otherwise under any applicable state, federal, or local law of any jurisdiction, including laws pertaining to bankruptcy or insolvency, and this Guaranty shall thereafter be enforceable against the Guarantors as if such returned, disgorged, recontributed or rescinded payment or credit has not been received or given by the Agent or the Lenders, and whether or not the Agent or any Lender relied upon such payment or credit or changed its position as a consequence thereof or (y) that any liability is imposed, or sought to be imposed against the Agent or the Lenders, or any of them, relating to the environmental condition of any of property mortgaged or pledged to the Agent on behalf of the Lenders by any Guarantor, Borrower or other party as collateral (in whole or part) for any indebtedness or obligation evidenced or secured by this Guaranty, whether such condition is known or unknown, now exists or subsequently arises (excluding only conditions which arise after acquisition by the Agent or any Lender of any such property, in lieu of foreclosure or otherwise, due to the wrongful act or omission of the Agent or such Lenders, or any person other than the Borrowers or any one of them, the Subsidiaries, or Affiliates of the Borrowers or the Subsidiaries), and this Guaranty shall thereafter be enforceable against the Guarantors to the extent of all such liabilities, costs and expenses (including reasonable attorneys’ fees) incurred by the Agent or Lenders as the direct or indirect result of any such environmental condition but only for which the Borrowers are, or any one of them is, obligated to the Agent and the Lenders pursuant to the Credit Agreement. For purposes of this Guaranty “environmental condition” includes, without limitation, conditions existing with respect to the surface or ground water, drinking water supply, land surface or subsurface strata and the ambient air.

16. Consent to Jurisdiction. Each of the Guarantors hereby irrevocably submits to the non-exclusive jurisdiction of any United States federal or Michigan state court sitting in Detroit in any action or proceeding arising out of or relating to this Guaranty or any of the other Loan Documents and Guarantors hereby irrevocably agree that all claims in respect of such action or proceeding may be heard and determined in any such United States federal or Michigan state court. Each of the Guarantors irrevocably consents to the service of any and all process in any such action or proceeding brought in any court in or of the State of Michigan (and to the receipt of any and all notices hereunder) by the delivery of copies of such process to Guarantors at their respective addresses identified in Section 11 hereof in the manner set forth therein.

17. Headings. The headings, captions, and arrangements used in this Guaranty are for convenience only and shall not affect the interpretation of this Guaranty.

18. Counterparts. This Guaranty may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

19. WAIVER OF JURY TRIAL. EACH GUARANTOR (AND THE AGENT AND EACH LENDER BY ACCEPTING THE BENEFITS HEREOF) WAIVES ITS RIGHTS TO A TRIAL BY JURY OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF OR RELATED TO THIS AGREEMENT, THE OTHER LOAN DOCUMENTS, OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY, IN ANY ACTION, PROCEEDING OR OTHER LITIGATION OF ANY TYPE BROUGHT BY EITHER SUCH PARTY AGAINST THE OTHER, WHETHER WITH RESPECT TO CONTRACT CLAIMS, TORT CLAIMS, OR OTHERWISE. EACH DEBTOR AND THE AGENT AGREE THAT ANY SUCH CLAIM OR CAUSE OF ACTION SHALL BE TRIED BY A COURT TRIAL WITHOUT A JURY. WITHOUT LIMITING THE FOREGOING, EACH SUCH PARTY FURTHER AGREES THAT ITS RIGHT TO A TRIAL BY JURY IS WAIVED BY OPERATION OF THIS SECTION AS TO ANY ACTION, COUNTERCLAIM OR OTHER PROCEEDING WHICH SEEKS, IN WHOLE OR IN PART, TO CHALLENGE THE VALIDITY OR ENFORCEABILITY OF THIS AGREEMENT OR THE OTHER LOAN DOCUMENTS OR ANY PROVISION HEREOF OR THEREOF. THIS WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS TO THIS AGREEMENT.

20. Limitation under Applicable Insolvency Laws. Notwithstanding anything to the contrary contained herein, it is the intention of the Guarantors, the Agent and the Lenders that the amount of the respective Guarantor’s obligations hereunder shall be in, but not in excess of, the maximum amount thereof not subject to avoidance or recovery by operation of applicable law governing bankruptcy, reorganization, arrangement, adjustment of debts, relief of debtors, dissolution, insolvency, fraudulent transfers or conveyances or other similar laws (collectively, “Applicable Insolvency Laws”). To that end, but only in the event and to the extent that the Guarantor’s respective obligations hereunder or any payment made pursuant thereto would, but for the operation of the foregoing proviso, be subject to avoidance or recovery under Applicable Insolvency Laws, the amount of the Guarantor’s respective obligations hereunder shall be limited to the largest amount which, after giving effect thereto, would not, under Applicable Insolvency Laws, render the Guarantor’s respective obligations hereunder unenforceable or avoidable or subject to recovery under Applicable Insolvency Laws. To the extent any payment actually made hereunder exceeds the limitation contained in this Section 20, then the amount of such excess shall, from and after the time of payment by the Guarantors (or any of them), be reimbursed by the Lenders upon demand by such Guarantors. The foregoing proviso is intended solely to preserve the rights of the Agent and the Lenders hereunder against the Guarantors to the maximum extent permitted by Applicable Insolvency Laws and neither the Borrowers nor any one of them, nor any Guarantor nor any other Person shall have any right or claim under this Section 20 that would not otherwise be available under Applicable Insolvency Laws.

[SIGNATURES FOLLOW ON SUCCEEDING PAGES]

IN WITNESS WHEREOF, each of the undersigned Guarantors has executed this Guaranty as of the date first above written.

GUARANTORS:

NEXXT SOLUTIONS LLC, a Florida limited liability company

By:	/s/ Naftali Mizrachi
Its:	Manager

FORZA POWER TECHNOLOGIES LLC, a Florida limited liability company

By:	/s/ Naftali Mizrachi
Its:	Manager

KLIP XTREME LLC, a Florida limited liability company

By:	/s/ Naftali Mizrachi
Its:	Manager

EXHIBIT A

JOINDER AGREEMENT

(Guaranty)

THIS JOINDER AGREEMENT (the “Joinder Agreement”) is dated as of             ,      by                      (“New Guarantor”).

WHEREAS, pursuant to Section 7.13 of that certain Revolving Credit Agreement dated as of December 22, 2009 (as amended, supplemented, amended and restated or otherwise modified from time to time, the “Credit Agreement”) by and among Software Brokers of America, Inc., a Florida corporation (“Borrower” and, with any other Persons that may from time to time become parties to the Credit Agreement as borrowers, collectively the “Borrowers”), each of the financial institutions from time to time signatory thereto (collectively, including their respective successors and assigns, the “Lenders”) and Comerica Bank, as Agent for the Lenders (in such capacity, the “Agent”), the Lenders have agreed to extend credit to the Borrowers on the terms set forth in the Credit Agreement and pursuant to Section 12 of that certain Guaranty dated as of December 22, 2009 (as amended, supplemented, amended and restated or otherwise modified from time to time, the “Guaranty”) executed and delivered by the Guarantors named therein (“Guarantors”) in favor of Agent, for and on behalf of the Lenders, the New Guarantor must execute and deliver a Joinder Agreement in accordance with the Credit Agreement and the Guaranty.

NOW THEREFORE, as a further inducement to each of the Lenders to continue to provide credit accommodations to the Borrowers, New Guarantor hereby covenants and agrees as follows:

A. All capitalized terms used herein shall have the meanings assigned to them in the Credit Agreement unless expressly defined to the contrary.

B. New Guarantor hereby enters into this Joinder Agreement in order to comply with Section 7.13 of the Credit Agreement and Section 12 of the Guaranty and does so in consideration of the extension of the Indebtedness, from which New Guarantor shall derive direct and indirect benefit as with the other Guarantors (all as set forth and on the same basis as in the Guaranty).

C. New Guarantor shall be considered, and deemed to be, for all purposes of the Credit Agreement, the Guaranty and the other Loan Documents, a Guarantor under the Guaranty and hereby ratifies and confirms its obligations under the Guaranty, all in accordance with the terms thereof.

D. No Default or Event of Default (each term being defined in the Credit Agreement) has occurred and is continuing under the Credit Agreement.

E. This Joinder Agreement shall be governed by the laws of the State of Michigan and shall be binding upon New Guarantor and its successors and assigns.

IN WITNESS WHEREOF, the undersigned New Guarantor has executed and delivered this Joinder Agreement as of             ,     .

[NEW GUARANTOR]

By:
Its:

2